Exhibit 99

CyberOptics Reports Third Quarter Operating Results

Consistent With Previously-Issued Financial Guidance

Minneapolis, MN—October 22, 2008—CyberOptics Corporation (Nasdaq: CYBE) today reported operating results for the third quarter of 2008 ended September 30.

•	Consolidated sales totaled $11,570,000, down from $13,391,000 in this year’s second quarter and $16,173,000 in the third quarter of 2007.

•	CyberOptics reported an operating loss of $1,716,000, compared to the operating loss of $733,000 in the second quarter and operating income of $1,806,000 in the third quarter of 2007.

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CyberOptics’ net loss came to $772,000 or $0.11 per diluted share, which included approximately $650,000 of pre-tax expense related to the previously announced transition of inspection systems-related R&D and manufacturing to Singapore and a $257,000 income tax benefit from an expiring statute of limitations for certain tax exposures. The company reported a net loss of $269,000 or $0.03 per diluted share in this year’s second quarter and net income of $1,473,000 or $0.16 per diluted share in last year’s third quarter.

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CyberOptics ended the third quarter of 2008 with cash and marketable securities of $29,228,000, compared to $45,713,000 at the end of the second quarter and $52,618,000 at the beginning of 2008. Cash reserves at this level are more than adequate for funding the growth opportunities CyberOptics is pursuing.

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Cash totaling approximately $15,000,000 was used in this year’s third quarter to repurchase 1,500,000 CyberOptics shares under a modified Dutch auction tender offer. During the first nine months of 2008, CyberOptics utilized cash of $20.9 million to repurchase approximately 2.1 million common shares. No share repurchase authorizations are currently in effect.

Kathleen P. Iverson, president and chief executive officer, commented: “Our third quarter operating results were consistent with our expectations, despite the continuing slowdown in the global electronics market. We are encouraged by sales of our inspection systems, which were virtually flat with our second quarter level and up 23% from the year-earlier period. This performance partly compensated for the sharply lower sales of electronic assembly sensors that we forecasted for this period, reflecting the slowing growth of new SMT production capacity worldwide. The extreme miniaturization of electronic components used on SMT circuit boards is driving the growing need to inspect for product quality. This ongoing trend has made our systems business less reliant on expansions in SMT production capacity, since a substantial portion of our systems sales involves retrofitting existing production lines with our solder paste or automated optical inspection (AOI) systems, or both. Reflecting this positive trend, we added 11 new systems customers during the third quarter, in addition to receiving a significant order for 17 Flex Ultra AOI, which we expect to recognize as revenue in the fourth quarter of this year.”

The transition of CyberOptics’ systems-related R&D to Singapore is scheduled for completion, as planned, by the end of this year’s fourth quarter. While establishing an R&D operation in Singapore, CyberOptics has been gradually phasing out its Minneapolis-based systems R&D function throughout 2008, which has resulted in duplicated R&D costs. Product development of next-generation sensors will remain in Minneapolis. The realignment of the systems business, which will include all systems manufacturing in the first half of 2009, is forecasted to result in lower costs and a more focused R&D effort. These benefits are expected to position CyberOptics for generating higher levels of profitable growth in the future.

Iverson added: “Looking ahead to the fourth quarter, we are anticipating lower sales of electronic assembly sensors. Although we also are forecasting a larger sequential quarterly decline in sales of inspection systems, sales of solder paste and AOI systems are nevertheless expected to remain at a relatively solid level. For the quarter ending December 31, 2008, we are forecasting sales of $9.5 to $8.5 million and a net loss of $0.16 to $0.21 per diluted share, which includes pre-tax Singapore transition costs of approximately $250,000 and a $250,000 benefit from the federal R&D tax credit. Our guidance also incorporates continued gross margin pressures due to the shift in our sales mix toward inspection systems, which carry a lower gross margin, in addition to ongoing investments in higher performing and cost-reduced next-generation systems and inspection technologies.”

Steven K. Case, chairman and founder, said: “As we stated in our second quarter earnings release and conference call, we have been pursuing several promising growth opportunities for our inspection technology with OEM and end user customers. We made continued progress with these R&D initiatives in the third quarter. A contract related to our embedded inspection technology was signed during this period. Two significant projects are nearing the contract stage, while a fourth has progressed to the engineering qualification stage. The R&D efforts related to these projects are aimed at lowering the cost of inspection, while providing faster production through-put speeds, better ease of use, and improved resolution for inspecting progressively smaller electronic components. We believe these initiatives, along with our cost-reduced next generation systems platforms and Singapore transition, will position CyberOptics for stronger operating results once the global electronics industry returns to a growth footing.”

About CyberOptics

Founded in 1984, CyberOptics Corporation is a leading provider of sensors and inspection systems that provide process yield and through-put improvement solutions for the global electronic assembly and semiconductor capital equipment markets. Our products are deployed on production lines that manufacture surface mount technology circuit boards and semiconductor process equipment. By increasing productivity and product quality, our sensors and inspection systems enable electronics manufacturers to strengthen their competitive positions in highly price-sensitive markets. Headquartered in Minneapolis, Minnesota, we conduct worldwide operations through facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required for meeting customer orders; the effect of world events on our sales, the majority of which are from foreign customers; product introductions and pricing by our competitors; unanticipated costs or delays associated with the transition of engineering and manufacturing for SMT Systems to Singapore; a change in our anticipated timing of Assembleon’s transition away from our alignment sensors, success of anticipated new OEM and end user opportunities and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763/542-5000

Richard G. Cinquina

Equity Market Partners

904/415-1415

Third Quarter Conference Call and Replay

CyberOptics will review its third quarter operating results in a conference call at 4:30 pm Eastern today. Investors can access a live webcast of the conference call by visiting the investor relations section of the CyberOptics website, www.cyberoptics.com. The webcast will be archived for 30 days. A replay of the conference call can be heard through October 29 by dialing 303-590-3000 and providing the 11120989 confirmation code.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2008	2007	2008	2007
Revenue	$11,570	$16,173	$38,768	$43,888
Cost of revenue	6,578	7,910	21,415	21,399
Gross margin	4,992	8,263	17,353	22,489
Research and development expenses	2,830	2,524	8,002	7,057
Selling, general and administrative expenses	3,734	3,888	11,029	11,042
Restructuring and severance costs	98	—	476	—
Amortization of intangibles	46	45	136	136
Income (loss) from operations	(1,716)	1,806	(2,290)	4,254
Interest income and other	276	587	1,039	1,705
Income (loss) before income taxes	(1,440)	2,393	(1,251)	5,959
Provision (benefit) for income taxes	(668)	920	(637)	2,135
Net income (loss)	($772)	$1,473	($614)	$3,824
Net income (loss) per share - Basic	($0.11)	$0.17	($0.08)	$0.43
Net income (loss) per share - Diluted	($0.11)	$0.16	($0.08)	$0.43
Weighted average shares outstanding - Basic	7,208	8,924	8,022	8,901
Weighted average shares outstanding - Diluted	7,208	8,991	8,022	8,984

Condensed Consolidated Balance Sheets (Unaudited)
			Sept. 30, 2008	Dec. 31, 2007
Assets
Cash and cash equivalents			$4,277	$18,864
Marketable securities			9,759	11,953
Accounts receivable, net			10,369	9,781
Inventories			9,990	10,640
Other current assets			1,672	1,466
Deferred tax assets			2,575	2,575
Total current assets			38,642	55,279

Marketable securities			15,192	21,801
Intangible and other assets, net			5,980	6,276
Fixed assets, net			2,694	1,944
Other assets			190	—
Deferred tax assets			1,739	1,739
Total assets			$64,437	$87,039

Liabilities and Stockholders’ Equity
Accounts payable			$2,686	$3,209
Accrued expenses			3,552	4,131
Total current liabilities			6,238	7,340

Other liabilities			1,362	1,583
Total liabilities			7,600	8,923

Total stockholders’ equity			56,837	78,116
Total liabilities and stockholders’ equity			$64,437	$87,039

Backlog Schedule:
4th Quarter 2008				$4,335
1st Quarter 2009 and thereafter				840
Total backlog				$5,175